Exhibit 5.1

June 25, 2014

j2 Global, Inc.

6922 Hollywood Blvd., Suite 500,

Los Angeles, California 90028.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $402,500,000 principal amount (including $52,500,000 principal amount issued pursuant to the exercise of the underwriters’ right to purchase additional notes) of 3.25% Senior Convertible Notes due 2029 (the “Notes”) of j2 Global, Inc., a Delaware corporation (the “Company”), and the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Notes (the “Shares”) we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon conversion of the Notes in accordance with the terms of the Indenture, dated as of June 10, 2014, as supplemented by the First Supplemental Indenture, dated as of June 17, 2014 (together, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the States of New York, California and Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers, that the certificates for the Shares will conform to the specimen examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

j2 Global, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, filed on the date hereof, and thereby incorporated by reference as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP